Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion or incorporation by reference of our report, dated March 27, 2020, with respect to the consolidated balance sheets of ClearPoint Neuro, Inc. (formerly, MRI Interventions, Inc.) and subsidiary (the “Company”) as of December 31, 2019 and 2018 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, in (i) the Company’s Registration Statement on Form S-8 (No. 333-183382), (ii) the Company’s Registration Statement on Form S-8 (No. 333-191908), (iii) the Company’s Registration Statement on Form S-8 (No. 333-206432), and (iv) the Company’s Registration Statement on Form S-8 (No. 333-220783).

/s/ Cherry Bekaert LLP

Tampa, Florida
March 27, 2020